Contacts: Mark Deep	Peter Cauley	Stephen Greene
Senior Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 121	905-415-0310 ext. 271	sgreene@brodeur.com
mdeep@datamirror.com	pcauley@datamirror.com

DataMirror Announces Preliminary Results for
First Quarter of Fiscal 2005

MARKHAM, CANADA– (May 10, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), today announced that its results for the quarter ended April 30, 2004 would be below the guidance previously given for the quarter.  Revenue for the quarter is expected to be in the range of $12.8 to $13.0 million.  The GAAP net loss for the quarter is expected to be between ($0.05) and ($0.07) per share, compared to net income of $0.06 in the first quarter of fiscal 2004.  Cash, cash equivalents and short-term investments increased to approximately $44 million at the quarter’s end.  Full financial results for the quarter will be released at the close of business on May 25, 2004.

“Licence revenue in the first quarter was disappointing and was approximately $2.5 million below our expectations,” said Nigel Stokes, President and Chief Executive Officer. “Procurement hesitation in Q1 was widespread, especially in larger transactions.  While it appears that IT budgets may have increased for the year as a whole, there was reluctance with many prospects and customers to spend during the first quarter.  Despite the shortfall in licence revenue, maintenance revenue increased and cash flow from operations remained positive.”

The Company will hold a conference to discuss the contents of this press release at 5:00 p.m. EST today, May 10, 2004.  Participants are asked to call 1-800-946-0706 at approximately 4:55 p.m. EST on May 10 using reservation number 354212.  Alternatively, the conference call can be accessed via audio web cast at http://www.datamirror.com/investors.  A replay of the conference call will be available from May 10 to May 16, 2004 by dialing 1-888-203-1112.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.